Exhibit 10.7

Silverback Therapeutics, Inc. 500 Fairview Avenue North Suite 600 Seattle, WA 98109

December 22, 2018

Naomi Hunder, MD

Via email

Dear Naomi,

This will confirm the terms under which Silverback Therapeutics, Inc., a Delaware corporation (the “Company”) has made you an offer of full-time employment:

1. Position and Duties. You will serve as Sr. Vice President, Clinical Research and Development and shall perform such duties as are ordinary, customary and necessary in such role (subject to the limitations set forth in the next paragraph). You will report to me. Your start date with the Company shall be January 14, 2019. You shall devote your full business time, skill and attention to the performance of your duties on behalf of the Company. You will devote your efforts to the interests of the Company as set forth in the preceding sentence and will not engage in other employment or in any activities detrimental to the interests of the Company without the prior written consent of the Company.

2. Proof of Right to Work; Assignment Agreement. On your first day of work you will be required to prove your eligibility for employment under the Immigration and Reform Control Act of 1986, as well as to sign and comply with the Company’s standard proprietary information and invention assignment (“PIIA”) which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information.

3. Compensation and Benefits.

a) Salary. The Company agrees to pay you annualized salary of $340,000, payable as earned in accordance with the Company’s customary payroll practices. Your salary shall be reviewed by the Board of Directors of the Company (the “Board”) for possible increases annually.

b) Stock Options. Subject to approval of the Board, you will receive an option to purchase 164,336 shares of the Company’s common stock (the “Option”) pursuant to the Company’s 2016 Equity Incentive Plan. The per share price of the Option will be equal to the per share fair market value of the common stock on the date of grant, as determined by the Board. The Option will be contingent upon you executing the Company’s standard stock option agreement. The vesting schedule for this option will be detailed in the stock option agreement.

c) Bonus Potential. You will be eligible to earn a cash bonus up to 30% of your annual base salary subject to performance milestones and other terms and conditions approved by the Board.

d) Benefits. You will be eligible to participate in regular health insurance, vacation, and other employee benefit plans established by the Company for its employees from time to time on substantially the same terms as are made available to employees of the Company generally.

4. At-Will Employment. You will be an at will employee of the Company, which means that the employment relationship can be terminated by either you or the Company for any reason or no reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary should be regarded by you as ineffective. Any modification or change in the at-will employment status may only occur by way of a written employment agreement signed by you and an authorized member of the Board.

5. Other Agreements. By signing this offer letter, you represent and warrant to the Company that either (a) you are not bound by any other agreement or agreements (i.e., a non-solicitation or non-compete agreement with a former employer) which would inhibit or limit in any way your ability to perform the duties required by this position or to contact, solicit, or hire any other individual or entity to work for or contract with the Company or (b) you have provided copies of any such agreements to the Company prior to signing this offer letter.

6. Miscellaneous. This offer letter constitutes the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior negotiations, representations, or agreements between you and the Company. The provisions of this agreement may only be modified by a document signed by you and the Company. This offer letter will be governed by the laws of the State of Washington.

7. Expiration. This offer shall expire on December 28, 2018, and is subject to you signing the Company’s standard PIIA, a copy of which is attached for your review as Exhibit A.

Please indicate your acceptance to the foregoing terms by signing this letter where indicated below and returning it to Lindsay Blackner.

I am delighted that you will be joining our team and I am looking forward to working with you.

Very truly yours, Silverback Therapeutics, Inc.

By:	/s/ Peter A. Thompson
Peter A. Thompson, MD, FACP President & CEO

AGREED TO AND ACCEPTED BY:

/s/ Naomi Hunder

Naomi Hunder

Date: December 23, 2018

Enclosure: Proprietary Information and Invention Agreement

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